Exhibit 99.1

United Fire Group, Inc. Announces the Departure of Dianne Lyons, Senior Vice President and Chief Financial Officer

CEDAR RAPIDS, IOWA - November 14, 2014 - Today, the Board of Directors of United Fire Group, Inc. (NASDAQ: UFCS) (the "Company" or "UFG") announced that Senior Vice President and Chief Financial Officer Dianne M. Lyons has resigned her position, effective immediately, to pursue personal interests.
“Dianne has been a faithful and dedicated member of the United Fire family for more than 30 years,” stated Randy Ramlo, President and Chief Executive Officer. “As a senior member of our management team, Dianne has been instrumental in the financial strength and success of our organization. She will be greatly missed. We wish her well in any and all future endeavors.”
“A nationwide search has been initiated to fill the vacancy of chief financial officer,” continued Ramlo. “Both internal and external options will be considered. In the interim, Kevin Helbing, Assistant Vice President and Controller, will assume the position of interim principal financial officer. We have every confidence that Kevin's extensive financial background and management skills will lessen the challenges of transition.”
About United Fire Group, Inc.:
Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc., through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance as well as selling annuities.
Through our subsidiaries, we are licensed as a property and casualty insurer in 43 states, plus the District of Columbia, and we are represented by approximately 1,200 independent insurance agencies. The United Fire pooled group is rated "A" (Excellent) by A.M. Best Company.
Our subsidiary, United Life Insurance Company, is licensed in 37 states, represented by approximately 1,000 independent life insurance agencies and rated "A-" (Excellent) by A.M. Best Company.
For more information about United Fire Group, Inc. visit www.unitedfiregroup.com.
Contact:
Anita Novak, Director of Investor Relations, 319-399-5251 or alnovak@unitedfiregroup.com